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                                                                       Exhibit 1

                         NORTH AMERICAN PALLADIUM LTD.

                             MATERIAL CHANGE REPORT


TO:           British Columbia Securities Commission
              Alberta Securities Commission
              Saskatchewan Financial Services Commission, Securities Division Ontario Securities Commission
              Commission des valeurs mobilieres du Quebec
              Nova Scotia Securities Commission
              Securities Commission of Newfoundland and Labrador

ITEM 1.  REPORTING ISSUER
         ----------------

                The reporting issuer filing this material change report is North American Palladium Ltd. (the "Corporation"), Suite 2116, 130 Adelaide Street West, Toronto, Ontario, M5H 3P5.

ITEM 2.  DATE OF MATERIAL CHANGE
         -----------------------

                July 14, 2006.

ITEM 3.  NEWS RELEASE
         ------------

                A news release was issued on July 14, 2006 through CNW news wire service.

ITEM 4.  SUMMARY OF MATERIAL CHANGE
         --------------------------

                In the second quarter of 2006, the Corporation's Lac des Iles mill produced 57,326 oz of palladium compared with 47,015 oz produced in the previous quarter of this year and 48,230 oz produced in the second quarter of 2005. The second quarter of 2006 marked the first complete quarter of production from the underground mine which began full production on April 1, 2006. The underground operation contributed significantly to the increase in average mill feed grade of 2.22 g/t palladium in the second quarter compared to 1.79 g/t in the first quarter and
                1.78 g/t in the comparable quarter last year. For the month of June 2006, the monthly average mill feed grade was in line with expectations at 2.36 g/t palladium.

                By-product metal production during the quarter included 5,487 oz of platinum (4,698 oz in Q1 2006), 4,200 oz of gold (3,615 oz in Q1 2006), 619,276 lbs of nickel (616,037 lbs in Q1 2006) and
                1,258,978 lbs of copper (1,213,394 lbs in Q1 2006). Precious metal production comprised of palladium, platinum and gold accounts for approximately 75% of total production by revenue.

                In total, 1,101,543 tonnes of ore was processed during the second quarter of 2006 for an average of 12,105 tonnes per day at a palladium recovery rate of 73.1%, versus 1,195,304 tonnes or 13,135 tonnes per day at a recovery of 70.2% in the same period last year. The shortfall relates almost exclusively to two unscheduled shutdowns - one for the replacement of the conveyor feeding the coarse ore stockpile and the other for three additional days relating to the delivery of non-specification SAG Mill pulp lifters that will require replacement in July.

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ITEM 5.  FULL DESCRIPTION OF MATERIAL CHANGE
         -----------------------------------

                See attached news release dated July 24, 2006.

ITEM 6.  RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102
         ------------------------------------------------------------------

                N/A

ITEM 7.  OMITTED INFORMATION
         -------------------

                N/A

ITEM 8.  EXECUTIVE OFFICER
         -----------------

                Mary D. Batoff, Vice President, Legal & Secretary

                Tel.:  416-360-2655

ITEM 9.  DATE OF REPORT
         --------------

                July 24, 2006.